Exhibit 10.1

LOCK-UP Letter

October 10, 2011

Rimage Corporation

7725 Washington Avenue South

Minneapolis, MN 55439

Re:       Shares of Rimage Corporation

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made by the undersigned pursuant to that certain Agreement and Plan of Merger by and among Rimage Corporation, a Minnesota corporation (“Parent”), Quick Acquisition Corp., a California corporation, Qumu, Inc., a California corporation, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the “Sellers’ Representative” and the “Major Holders” identified therein (the “Merger Agreement”).

Pursuant to the Merger Agreement, the undersigned will receive shares of common stock, $0.01 par value of Parent (the “Common Stock”). In recognition of the benefits that the Merger Agreement will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with Parent that:

1.	The term “Effective Time” shall have the same meaning as set forth in the Merger Agreement.

2.	The term “Lock-Up Shares” shall mean the shares of Common Stock issued to the undersigned pursuant to the Merger Agreement.

3.	The term “Restricted Period” shall mean the period of time from the date hereof until the lapse of restrictions of Section 4(i), (ii) and (iii) below, which restrictions shall lapse as to 1/3rd of the Lock-Up Shares at each of 180 days, 270 days and 365 days following the Effective Time; provided that, in the case of fractional shares, the number of Lock-Up Shares calculated shall be rounded down to the nearest whole share and the final lapse of restrictions of the Lock-Up Shares calculated shall be correspondingly increased by such fractional remainders.

4.	During the Restricted Period, the undersigned will not, without the prior written consent of Parent, directly or indirectly, (i) offer, pledge, hypothecate, sell, assign, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Lock-Up Shares or any securities convertible into or exchangeable or exercisable for the Lock-Up Shares; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Shares, whether any such swap or transaction is to be settled by delivery of the Lock-Up Shares or other securities, in cash or otherwise; or (iii) engage in any short selling of the Lock-Up Shares.

5.	Other than the restrictions identified in Section 4, the undersigned shall have all other rights of a shareholder of Parent, including, but not limited to, the right to vote and receive dividends on the Lock-Up Shares.

6.	Notwithstanding Section 4, the undersigned may transfer the Lock-Up Shares with the prior written consent of Parent or may transfer the Lock-Up Shares without Parent’s consent: (i) as a bona fide gift or gifts, (ii) to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) (a) if the undersigned is a corporation, the corporation may transfer the Lock-Up Shares to any wholly owned subsidiary or stockholder of the undersigned; (b) if the undersigned is a partnership or limited partnership, the partnership or limited partnership may transfer the Lock-Up Shares to its partners or limited partners, as the case may be; and (c) if the undersigned is a limited liability company, the limited liability company may transfer the Lock-Up Shares to its members; provided, however, that in the case of any transfer under clause (i)-(iii), it shall be a condition to the transfer that the donee, trustee, general partner of the family limited partnership, shareholder, partner, limited partner, member or other transferee agree to be bound in writing by the restrictions set forth herein transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and there shall be no further transfer of such shares except in accordance with this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Lock-Up Agreement

7.	The undersigned now has and, except as contemplated by Section 6(i) through (iii), for the duration of this Agreement will have, good and marketable title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Lock-Up Shares, except in compliance with this Agreement. In furtherance of the foregoing, Parent and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Additionally, Parent’s transfer agent is hereby authorized to note the restrictions against transfer of the Lock-Up Shares of this Agreement in its book entry records and, if any of the Lock-Up Shares are issued in certificated form, Parent’s transfer agent is authorized to place a legend upon such certificate stating that restrictions of this Agreement.

8.	Parent agrees that, as a condition to the receipt of Common Stock pursuant to the Merger Agreement, each recipient of the Common Stock shall enter into an agreement at least as restrictive as this Agreement with respect to such shares.

9.	Parent agrees that, if and to the extent that it releases any Major Holder from any of the restrictions of this Agreement (or an agreement comparable to this Agreement providing for restrictions on the sale or transferability of the Common Stock), it will also release a proportionate portion of the shares of Common Stock subject to restriction under this Agreement.

10.	The undersigned represents and warrants that the undersigned has full power and authority to enter into this Agreement. The undersigned agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Very truly yours,

SHAREHOLDER

By:
Name:
Its:

Lock-Up Agreement